Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N‐14 of Amplify ETF Trust under the headings “Questions and Answers” and “Other Service Providers” in the Combined Proxy Statement and Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

September 25, 2023